EXHIBIT 99.2

1PM Industries Launches Its CBD Shot and E-Commerce Site for its Nano "Cannabidiol" (CBD) Product Line

Beverly Hills, California, March 30, 2016 – 1PM Industries, Inc. (OTC: OPMZ) announced today that the Company has launched its CBD Shot and E-Commerce Site for it Nano-Cannabidiol (Nano-CBD) product line.

The Company's CBD shot is a 1.9 ounce CBD shots with the equivalent of 100mg of CBD. The Company's CBD Shot has some amazing anti-pain, anti-inflammatory, anti-anxiety benefits, but without any kind of high. It doesn't put you to sleep. It calms you down. It allows you to deal with things. The Company shipped samples to dispensaries and will begin taking orders next week.

The Company also launched www.vonbaronlabs.com which sells the Company's entire CBD line. Products can be purchased by anyone and shipped anywhere in the United States.

CBD-Nano

The Company's Nano-CBD are ion-sized nutrients of CBD that are encased with water molecules. Due to their incredibly small size, nano-particles ingested in food and water are fundamentally different and can move throughout the body in advanced ways through cells' membranes. Typically, only 7-10% of CBD ingested is absorbed and used by the body. However, nanotechnology allows the body to absorb up to 95% of the CBD.

Due to this incredible technology, people have reported faster response times with greater results. Experts on nanotechnology are virtually unanimous that nanoscale materials have the potential for health effects that are uniquely different from the same substances comprised of larger-sized molecules.

CBD Legal in United States

The CBD hemp oil extracts in any form are legal in every State in the US, and shouldn't be confused with Medical Marijuana regulations. Von Baron Labs products are extracted from industrial hemp plants and contain no THC, which is the psychoactive constituent in marijuana. "If …. the product does not cause THC to enter the human body, it is a non-controlled substance that may lawfully be sold in the United States." – DEA (http://www.justice.gov/dea/pubs/pressrel/pr100901.html)

The Natural Benefits and properties of CBD*:

The benefits of CBD are well- researched and well-publicized, including anti-anxiety, anti-cancer, anti-inflammation, anti-seizure, anti-pain, among others. However, success is by no means guaranteed in any particular situation. The effectiveness can vary by condition, health situation, diet, other medications, and other mitigating factors. The particular dosing needed for effect varies greatly on these factors and the bioavailability of the CBD. The quality and bioavailability of the NanoCBD, though, gives you the best chance of seeing positive results. Scientific and clinical studies underscore CBD's potential as a treatment for a wide range of conditions, including arthritis, diabetes, alcoholism, MS, chronic pain, schizophrenia, PTSD, antibiotic-resistant infections, epilepsy, and other neurological disorders. CBD has demonstrated neuroprotective and neurogenic effects, and its anti-cancer properties are currently being investigated at several academic research centers in the United States and elsewhere.

As part of the ongoing research into cannabinoids, on March 14, 2016, GW Pharmaceuticals announced that its CBD derived drug significantly reduced the amount of seizures in children with a rare form of severe epilepsy in a phase-three trial. The company's drug lowered the frequency of seizures by 39% in children with a form of epilepsy known as Dravet syndrome, compared to a 13% reduction in children who took a placebo.

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

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About 1PM Industries.

1PM Industries is a Colorado corporation. The Company's business focuses on the sale and distribution of medical marijuana under the brand award winning Von Baron Farms.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.

Contacts

1PM Industries, Inc.

(424) 253-9991

info@1pmindustries.com